Exhibit (c)-(2)

Exhibit (c)-(2)

iDreamSky Technology Limited

December 31, 2015

Fairness Analysis Presented to the Special Committee of Independent Directors

The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us.

Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

Duff & Phelps Disclaimer

The following pages contain materials that are being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of iDreamSky Technology Limited (“iDreamSky” or the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein).

The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps.

Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Special Committee.

These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion.

The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party.

The information utilized in preparing this presentation was obtained from the Company and from public sources. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not independently verify such information.

No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee.

CONFIDENTIAL

2

Table of Contents

1. Introduction and Transaction Overview

2. Valuation Analysis

– Discounted Cash Flow Analysis

– Selected Public Companies / M&A Transactions Analysis

Appendix

1. Assumptions, Qualifications, and Limiting Conditions

2. Summary of Premiums Paid – Supplemental

CONFIDENTIAL 3

Section 01 Introduction and Transaction Overview

Introduction and Transaction Overview

The Engagement

Duff & Phelps was retained by the Special Committee and the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such).

Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) to the Special Committee as to the fairness, from a financial point of view, to (i) the holders of Class A ordinary shares, par value US$0.0001 per share, of the Company (the “Class A Shares”) and Class B ordinary shares, par value US$0.0001 per share, of the Company (the “Class B Shares”, and together with the Class A Shares, the “Shares”, and each a “Share”), other than the Excluded Shares (each as defined below) and (ii) the holders of American Depositary Shares of the Company, each representing four Class A Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

The Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Dream Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Dream Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated December 31, 2015. Pursuant to the Merger

Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will be the surviving company, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US$3.50 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US$14.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Shares (including Shares represented by ADSs) owned by Holdco (as defined in the Merger Agreement), Parent, Merger Sub or the Company (as treasury shares, if any) or by any direct or indirect wholly-owned Subsidiary

(as defined in the Merger Agreement) of Holdco, Parent, Merger Sub or the Company, any Shares (including Shares represented by ADSs) reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of any Company Share Awards (as defined in the Merger Agreement), in each case immediately prior to the Effective Time (as defined in the Merger Agreement), (ii) Dissenting Shares (if any) (as defined in the Merger Agreement) and (iii) Rollover Securities (as defined in the Merger Agreement).

CONFIDENTIAL 5

Introduction and Transaction Overview

Scope of Analysis

Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below:

1. Reviewed the following documents:

- The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2014; and the Company’s unaudited interim financial statements for the nine months ended September 30, 2014 and September 30, 2015;

- A detailed financial projection model for the years ending December 31, 2015 through 2017, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

- Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

- A letter dated December 22, 2015 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

- Documents related to the Proposed Transaction, including the Merger Agreement;

2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3. Discussed with Company management its plans and intentions with respect to the management and operation of the business;

4. Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary appropriate.

CONFIDENTIAL 6

Introduction and Transaction Overview

Ownership Summary

Ownership



Institutional Shareholders 11.5%
Other Shareholders 10.9%
RSUs & Options 10.7%
Buyer Consortium 66.8%

Voting Rights



Buyer Consortium 92.9%
Institutional Shareholders 2.5%
Other Shareholders 2.3%
RSUs & Options 2.3%

iDreamSky Technology Limited - Ownership Summary

Current Shareholders	Class A Ordinary Shares	Class B Ordinary Shares	ADS Equivalent	% of Fully Diluted Ownership	% of Voting Rights
Buyer Consortium					
Tencent Holdings Limited (SEHK:700)	21,520,490	17,520,490	9,760,245	20.1%	21.6%
Chen, Xiangyu (Chairman, Chief Executive Officer)	500,000	36,182,470	9,170,618	18.9%	39.7%
Legend Capital	15,132,110	15,132,110	7,566,055	15.6%	18.3%
Redpoint Ventures	10,923,550	10,923,550	5,461,775	11.3%	13.2%
Prometheus Capital	1,849,650	0	462,413	1.0%	0.2%
Total Buyer Consortium	**49,925,800**	**79,758,620**	**32,421,105**	**66.8%**	**92.9%**
Top 15 Institutional Shareholders					
Capital Research and Management Company	4,288,000	0	1,072,000	2.2%	0.5%
Credit Suisse, Investment Banking and Securities Investments	3,864,184	0	966,046	2.0%	0.4%
Schroder Investment Management Limited	3,565,200	0	891,300	1.8%	0.4%
Fidelity Investments	2,791,496	0	697,874	1.4%	0.3%
Greenwoods Asset Management Limited	1,881,968	0	470,492	1.0%	0.2%
Morgan Stanley, Investment Banking and Brokerage Investments	1,085,468	0	271,367	0.6%	0.1%
Top Ace Asset Management Ltd	715,600	0	178,900	0.4%	0.1%
Societe Generale, Securities Investments	521,800	0	130,450	0.3%	0.1%
BNP Paribas Securities Corp, Asset Management Arm	503,240	0	125,810	0.3%	0.1%
Susquehanna International Group, LLP, Asset Management Arm	458,320	0	114,580	0.2%	0.1%
Tiger Global Management LLC	400,000	0	100,000	0.2%	0.0%
Fortress Investment Group LLC (NYSE:FIG)	373,200	0	93,300	0.2%	0.0%
Delaware Management Business Trust	280,000	0	70,000	0.1%	0.0%
Citigroup Inc.,Banking and Securities Investments	205,920	0	51,480	0.1%	0.0%
Citadel LLC	205,260	0	51,315	0.1%	0.0%
Top 15 Institutional Shareholders	**21,139,656**	**0**	**5,284,914**	**10.9%**	**2.3%**
Total Institutional Shareholders	22,346,356	0	5,586,589	11.5%	2.5%
Other Shareholders	21,176,777	0	5,294,194	10.9%	2.3%
Total Shares Outstanding	**93,448,933**	**79,758,620**	**43,301,888**	**89.3%**	**97.7%**
RSUs & Options In-The-Money at Offer Price	20,789,530	0	5,197,383	10.7%	2.3%
Fully Diluted Shares Outstanding at Offer Price	**114,238,463**	**79,758,620**	**48,499,271**	**100.0%**	**100.0%**

Note: Holders of Class B ordinary shares are entitled to ten votes per share, while holders of Class A ordinary shares are entitled to one vote per share. Each Class B ordinary share is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares. Each ADS represents four Class A ordinary shares.
Source: Company filings, Capital IQ, Company provided.

CONFIDENTIAL 7 DUFF & PHELPS

Introduction and Transaction Overview

Trading Analysis

iDreamSky Technology Limited - Trading History

December 24, 2014 to December 24, 2015



Offer Price Premium Relative to:
Current (12/24/15) $13.25 5.7%
One Day Prior $14.56 (3.8%)
30- Day VWAP (1) $11.25 24.5%
60- Day VWAP (1) $10.01 39.8%
90- Day VWAP (1) $9.90 41.5%
March 23, 2015
iDreamSky reported FY14 earnings results. The Company reported net revenue of RMB 984.2 million and net loss of RMB 16.7 million.
June 1, 2015
iDreamSky reported Q1 2015 earnings results. The Company reported net revenue of RMB 371.9 million and net income of RMB 37.2 million.
June 15, 2015
iDreamSky received a non-binding proposal from Mr. Michael Xianyu Chen, chairman and CEO, to acquire remaining shares of iDreamSky for $14.00 per ADS.
August 21, 2015
iDreamSky reported Q2 2015 earnings results. The Company reported net revenue of RMB 392.7 million and net income of RMB 21.8 million.
ADS Price
$21.00
$19.00
$17.00
$15.00
$13.00
$11.00
$9.00
$7.00
$5.00
$3.00
Volume (thousands)
3,500.0
3,000.0
2,500.0
2,000.0
1,500.0
1,000.0
500.0
0.0
12/24/14
1/24/15
2/24/15
3/24/15
4/24/15
5/24/15
6/24/15
7/24/15
8/24/15
9/24/15
10/24/15
11/24/15
12/24/15
Volume
Price
30-day Trailing VWAP
60-day Trailing VWAP
90-day Trailing VWAP
Offer

(1) Trailing Volume Weighted Average Price (VWAP) at Offer

iDreamSky Technology Limited Historical Trading Metrics

(in thousands, except per Share)

During one year prior to Offer		*Post offer*	
Average Closing Price	$14.23	Average Closing Price	$11.77
High	$23.66	High	$13.36
Low	$6.86	Low	$9.60
Average Volume	550.9	Average Volume	252.0
% of Shares Issued and Outstanding	1.3%	% of Shares Issued and Outstanding	0.6%
% of Float	5.2%	% of Float	2.4%

Source: Capital IQ

CONFIDENTIAL

8

DUFF & PHELPS

Introduction and Transaction Overview

Proposed Transaction

iDreamSky Technology Limited - Offer Premium

	ADS Price	Implied Premium
ADS price of 12/24/15	$13.25	5.7%
One-week prior to Offer (6/8/15)	$10.50	33.3%
30-days trailing VWAP at Offer	$11.25	24.5%
60-days trailing VWAP at Offer	$10.01	39.8%
90-days trailing VWAP at Offer	$9.90	41.5%
Initial Public Offering (8/6/2014)	$15.00	(6.7%)
Offer Price	**$14.00**	

iDreamSky Technology Limited - Implied Multiples

(USD in millions, except per ADS data)

		Offer $14.00
Fully Diluted ADSs Issued and Outstanding (millions)	48.5	
Implied Fully Diluted Equity Value		$679.0
Plus: Short-term Bank Loans (1)		20.1
Plus: Noncontrolling Interests (2)		4.8
Less: Investments in Equity Investees (3)		(6.3)
Less: Proceeds from Exercise of Options		(0.5)
Less: Cash (4)		(104.1)
Implied Enterprise Value		**$592.9**
Implied Offer Multiples:		
EV / LTM EBITDA	$39.2	15.1x
EV / 2016 EBITDA	$70.8	8.3x
EV / 2017 EBITDA	$96.3	5.9x
EV / LTM EBIT	$31.1	19.1x
EV / 2016 EBIT	$48.2	12.1x
EV / 2017 EBIT	$67.8	8.4x
EV / LTM Revenue	$241.5	2.46x
EV / 2016 Revenue	$352.8	1.66x
EV / 2017 Revenue	$426.3	1.34x
P / LTM Earnings	$21.8	31.1x
P / 2016 Earnings	$40.7	16.4x
P / 2017 Earnings	$57.2	11.4x

Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Short-term loans as book value as of September 30, 2015.
(2) Represents the 13.5% ownership of Shenzhen Yiyou Technology Co., Ltd., 9.1% ownership of Shenzhen Zhuoyou Technology Co., Ltd. and 49.9% of Rumble Entertainment, Inc. held by noncontrolling shareholders as book value as of September 30, 2015.
(3) Includes investments in equity investees as book value as of September 30, 2015. Reflects a 10% withholding tax discount on amounts held at onshore entities.
(4) Includes cash, short-term deposits and available-for-sale securities as book value as of September 30, 2015. Reflects a 10% withholding tax discount on amounts held at onshore entities (net of short-term bank loans).

CONFIDENTIAL 9 DUFF & PHELPS

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per ADS values or otherwise noted)

		Low		High	Offer Price
Enterprise Value					
Discounted Cash Flow Analysis		¥3,069,000	-	¥4,080,000	
Selected Public Companies Analysis / M&A Transactions Analysis		¥3,534,000	-	¥4,092,000	
Enterprise Value Range		**¥3,302,000**	-	**¥4,086,000**	
Plus: Proceeds from Exercise of Options		¥3,421	-	¥3,421	
Plus: Investments in Equity Investees (1)		40,679	-	40,679	
Less: Short-term Bank Loans (2)		(130,000)	-	(130,000)	
Less: Noncontrolling Interests (3)		(31,179)	-	(31,179)	
Value Attributable to Fully Diluted ADSs (Excluding Cash)		**¥3,184,920**	-	**¥3,968,920**	
Fully Diluted ADSs Issued and Outstanding		48,499,271	-	48,499,271	
Value Per ADS (RMB)		¥65.67	-	¥81.83	
RMB to USD FX rate (as of 12/28/2015)		6.48	-	6.48	
Value Per ADS Range (Excluding Excess Cash)		**$10.13**	-	**$12.62**	
Excess Cash (4)		675,209	-	675,209	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)		¥13.92	-	¥13.92	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)		$2.15	-	$2.15	
Value Per ADS (USD)		**$12.28**	-	**$14.77**	**$14.00**
Implied Valuation Multiples					
EV / LTM EBITDA	¥254,391	13.0x	-	16.1x	15.1x
EV / 2016 EBITDA	¥465,751	7.1x	-	8.8x	8.3x
EV / 2017 EBITDA	¥649,929	5.1x	-	6.3x	5.9x
EV / LTM EBIT	¥201,792	16.4x	-	20.2x	19.1x
EV / 2016 EBIT	¥317,251	10.4x	-	12.9x	12.1x
EV / 2017 EBIT	¥457,429	7.2x	-	8.9x	8.4x
EV / LTM Revenue	¥1,565,738	2.11x	-	2.61x	2.46x
EV / 2016 Revenue	¥2,321,768	1.42x	-	1.76x	1.66x
EV / 2017 Revenue	¥2,876,367	1.15x	-	1.42x	1.34x

Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes investments in equity investees as book value as of September 30, 2015. Reflects a 10% withholding tax discount on amounts held at onshore entities.

(2) Short-term loans as book value as of September 30, 2015.

(3) Represents the 13.5% ownership of Shenzhen Yiyou Technology Co., Ltd., 9.1% ownership of Shenzhen Zhuoyou Technology Co., Ltd. and 49.9% of Rumble Entertainment, Inc. held by noncontrolling shareholders as book value as of September 30, 2015.

(4) Includes cash, short-term deposits and available-for-sale securities as book value as of September 30, 2015. Reflects a 10% withholding tax discount on amounts held at onshore entities (net of short-term bank loans).

CONFIDENTIAL 10 DUFF & PHELPS

Introduction and Transaction Overview

ADS Valuation Range

$14.00 Offer Price

Discounted Cash Flow Analysis $11.53 $14.75

Selected Public Companies / $13.01 $14.79 M&A Transactions Analysis

Concluded Range $12.28 $14.77

Value per ADS (USD) $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $16.00 $17.00 $18.00

CONFIDENTIAL 11

Section 02 Valuation Analysis

Valuation Analysis

Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

				LTM	Management Projections			Long-Term Projections	
	2012A	2013A	2014A	9/30/2015	2015P	2016P	2017P	2018P	2019P
Net Revenue	¥19,378	¥246,568	¥984,153	¥1,565,738	¥1,688,693	¥2,321,768	¥2,876,367	¥3,442,280	¥3,986,119
Growth	NA	1,172.4%	299.1%	103.7%	71.6%	37.5%	23.9%	19.7%	15.8%
Gross Profit	¥6,120	¥93,760	¥410,996	¥660,432	¥730,944	¥1,028,131	¥1,317,817	¥1,577,092	¥1,826,253
Margin %	31.6%	38.0%	41.8%	42.2%	43.3%	44.3%	45.8%	45.8%	45.8%
EBITDA	¥-7,669	¥38,200	¥30,156	¥254,391	¥296,576	¥465,751	¥649,929	¥801,960	¥947,328
Margin %	(39.6%)	15.5%	3.1%	16.2%	17.6%	20.1%	22.6%	23.3%	23.8%
Growth	NM	NM	(21.1%)	NM	NM	57.0%	39.5%	23.4%	18.1%
EBIT	¥-9,248	¥34,422	¥20,050	¥201,792	¥224,126	¥317,251	¥457,429	¥594,349	¥697,317
Margin %	(47.7%)	14.0%	2.0%	12.9%	13.3%	13.7%	15.9%	17.3%	17.5%
Growth	NM	NM	(41.8%)	NM	1,017.8%	41.6%	44.2%	29.9%	17.3%
Capital Expenditures	¥2,035	¥8,473	¥11,252	¥7,141	¥5,000	¥7,000	¥10,000	¥11,000	¥12,000
% of Net Revenue	10.5%	3.4%	1.1%	0.5%	0.3%	0.3%	0.3%	0.3%	0.3%
Purchase of Intangible Assets	¥2,041	¥2,520	¥124,140	¥498,179	¥415,708	¥191,796	¥197,550	¥200,000	¥200,000
% of Net Revenue	10.5%	1.0%	12.6%	31.8%	24.6%	8.3%	6.9%	5.8%	5.0%

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
Source: SEC filings and Company management.

CONFIDENTIAL
13
DUFF & PHELPS

Valuation Analysis

Discounted Cash Flow Analysis – Methodology and Key Assumptions

Discounted Cash Flow Methodology

Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows.

Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders.

Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk.

The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Discounted Cash Flow Key Assumptions

Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2015 through 2017 (excluding public company expenses, as provided by Company management) extrapolated the projections for fiscal years 2018 and 2019 based on discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis.

Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula.

Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 15.0% to 18.00%, derived from the Capital Asset Pricing Model.

The following is a summary of the Management Projections utilized in the discounted cash flow analysis:

- The Company’s net revenue increases at a compound annual growth rate (“CAGR”) of 43.0% over the three-year period ending 2017 and 32.3% over the five-year period ending 2019.

- EBITDA is projected to increase at a CAGR of 178.3% over the three-year period ending 2017 and 99.3% over the five-year period ending 2019.

- The Company’s EBITDA margin is projected to average 20.1% over the three-year period ending 2017 and 21.5% over the five-year period ending 2019.

- Total capital expenditures are projected to average 0.3% of revenue over the three-year period ending 2017 and 0.3% of revenue over the five-year period ending 2019.

- Total purchase of intangible assets expenses are projected to average 13.2% of revenue over the three-year period ending 2017 and 10.1% of revenue over the five-year period ending 2019.

CONFIDENTIAL 14

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis Summary

(RMB in thousands, except per ADS values or otherwise noted)

	LTM	2015P	2016P	2017P	2018P	2019P	3-Yr CAGR	5-Yr CAGR
Net Revenue	¥1,565,738	¥1,688,693	¥2,321,768	¥2,876,367	¥3,442,280	¥3,986,119	**43.0%**	**32.3%**
Growth	*103.7%*	*71.6%*	*37.5%*	*23.9%*	*19.7%*	*15.8%*		
EBITDA	254,391	296,576	465,751	649,929	801,960	947,328	**178.3%**	**99.3%**
Margin	*16.2%*	*17.6%*	*20.1%*	*22.6%*	*23.3%*	*23.8%*		
Growth	*NM*	*NM*	*57.0%*	*39.5%*	*23.4%*	*18.1%*		

	Q4 2015	2016P	2017P	2018P	2019P
Earnings Before Interest and Taxes	¥59,240	¥317,251	¥457,429	¥594,349	¥697,317
Pro Forma Taxes @ 15.5%	(9,182)	(49,174)	(70,901)	(92,124)	(108,084)
Net Operating Profit After Tax	50,058	268,077	386,528	502,225	589,233
Depreciation	2,147	10,307	12,369	6,600	9,000
Amortization	21,294	138,193	180,131	201,011	241,011
Capital Expenditures	(1,941)	(7,000)	(10,000)	(11,000)	(12,000)
Purchase of Intangible Assets	(30,000)	(191,796)	(197,550)	(200,000)	(200,000)
(Increase) / Decrease in Working Capital	24,013	(108,570)	(98,749)	(96,261)	(92,506)
Free Cash Flow (1)	¥65,571	¥109,211	¥272,729	¥402,575	¥534,738

Enterprise Value Range	**Low**	**High**
Terminal Growth Rate	5.00%	5.00%
Weighted Average Cost of Capital	18.00%	15.00%
Concluded Enterprise Value Range	**¥3,069,000**	**¥4,080,000**
Implied Per ADS Value Range (USD)	$11.53	$14.75

Implied Valuation Multiples

		Low	High
EV / LTM EBITDA	¥254,391	12.1x	16.0x
EV / 2016 EBITDA	¥465,751	6.6x	8.8x
EV / 2017 EBITDA	¥649,929	4.7x	6.3x
EV / LTM EBIT	¥201,792	15.2x	20.2x
EV / 2016 EBIT	¥317,251	9.7x	12.9x
EV / 2017 EBIT	¥457,429	6.7x	8.9x
EV / LTM Revenue	¥1,565,738	1.96x	2.61x
EV / 2016 Revenue	¥2,321,768	1.32x	1.76x
EV / 2017 Revenue	¥2,876,367	1.07x	1.42x

(1) Prior to application of a 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL

15

DUFF & PHELPS

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Methodology

Selected Public Companies Analysis

Duff & Phelps selected thirteen publicly traded companies in the gaming industry that were deemed relevant to its analysis.

Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to LTM and projected revenue, EBITDA and EBIT, and price to LTM and projected earnings per share.

Selected M&A Transactions Analysis

Duff & Phelps selected precedent transactions within the gaming industry that it determined to be relevant to its analysis. Duff & Phelps computed the LTM revenue, EBITDA and EBIT for each of the target companies (where publicly disclosed). Duff & Phelps then calculated the implied enterprise value to revenue, enterprise value to EBITDA and enterprise value to EBIT multiples for each transaction.

Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant.

Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group.

None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

CONFIDENTIAL 16

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN

3-YR 3-YR 3-YR

Company Name LTM 2016 2017 LTM 2016 2017 LTM 2016 2017 CAGR CAGR AVG

China Gaming Companies

NetEase, Inc. 17.1% 72.1% 41.7% 16.9% 11.3% 32.5% 26.3% 10.7% 46.2% 34.3% 28.8% 27.3% NetDragon Websoft Inc. 8.2 16.0 35.8 16.5 -1.1 -92.4 160.0 60.1 29.8 1.5 19.5 26.8 Ourgame International Holdings Limited 45.7 57.4 42.1 28.4 52.0 26.6 39.5 38.9 23.4 21.4 24.9 26.9 Changyou.com Limited 15.9 11.1 -7.8 6.2 -37.8 NM -20.1 0.8 40.3 33.9 26.7 25.3 Feiyu Technology International Company Ltd. 117.4 106.8 38.5 NA 90.1 96.4 72.5 NA 56.3 49.0 56.0 NA

Group Median 17.1% 57.4% 38.5% 16.7% 11.3% 29.5% 39.5% 24.8% 40.3% 33.9% 26.7% 26.9%

Global Gaming Companies

NEXON Co., Ltd. 25.4% 13.9% 5.3% 4.3% 16.7% 10.1% 3.2% 13.0% 49.8% 43.4% 40.2% 43.6% GungHo Online Entertainment, Inc. 162.1 -11.2 -8.9 -3.3 286.7 -17.0 -1.8 -3.1 52.0 50.9 53.7 53.8 Take-Two Interactive Software Inc. 9.5 -37.1 4.2 10.7 NM NM 74.2 -16.2 -0.5 -10.0 20.5 15.5 Square Enix Holdings Co., Ltd. 9.5 8.8 14.9 2.7 14.0 26.7 22.0 7.9 8.6 14.9 17.3 18.2 Zynga, Inc. -15.4 14.4 11.3 11.5 NM NM NM NM -0.8 -2.1 -7.3 0.7 DeNA Co., Ltd. -0.8 -5.1 0.8 29.2 -18.2 -24.3 23.9 18.4 34.0 24.1 27.0 24.7 GameLoft S.E. 11.4 3.5 8.6 7.7 -26.4 -74.5 128.6 12.5 11.7 2.9 14.1 14.7 Glu Mobile, Inc. 44.5 41.4 15.7 17.9 NM NM -134.2 NM -6.1 5.2 -1.5 5.4

Group Median 10.5% 6.1% 6.9% 9.2% 14.0% -17.0% 22.0% 10.2% 10.2% 10.1% 18.9% 16.9%

Aggregate Mean 34.7% 22.5% 15.5% 12.4% 38.7% -1.8% 32.8% 14.3% 26.5% 20.7% 24.6% 23.6% Aggregate Median 15.9% 13.9% 11.3% 11.1% 12.7% 10.1% 25.1% 11.6% 29.8% 21.4% 24.9% 25.0%

iDreamSky Technology Limited (Management Projections)(1) NA 103.7% 37.5% 23.9% NA NM 57.0% 39.5% -7.0% 16.2% 20.1% 22.6%

iDreamSky Technology Limited (Consensus Estimates) NA 103.7% 25.5% NA NA NM 41.3% NA -7.0% 16.2% 21.3% NA

(1) The Company’s financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL 17

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			STOCK PRICE AS A MULTIPLE OF			ENTERPRISE VALUE AS A MULTIPLE OF								
Company Name	HQ	Exchange	Stock Price on 12/24/15	% of 52-Wk High	Enterprise Value	LTM EPS	2016 EPS	2017 EPS	LTM EBITDA	2016 EBITDA	2017 EBITDA	LTM EBIT	2016 EBIT	2017 EBIT	LTM Revenue	2016 Revenue	2017 Revenue
China Gaming Companies																	
NetEase, Inc.	China	NasdaqGS	$183.85	99.7%	$20,358	26.9x	19.6x	17.3x	21.0x	14.5x	13.1x	21.6x	15.2x	13.5x	7.18x	4.17x	3.56x
NetDragon Websoft Inc.	China	SEHK	2.90	56.4	1,205	NM	69.6	46.8	NM	25.6	16.0	NM	62.8	27.8	7.40	4.99	4.28
Ourgame International Holdings Limited	China	SEHK	0.69	59.3	485	27.8	14.7	10.9	21.9	11.9	8.5	25.0	12.6	9.2	4.68	2.95	2.30
Changyou.com Limited	China	NasdaqGS	25.43	73.7	634	5.3	9.2	9.0	2.3	3.4	3.4	3.0	4.6	4.4	0.78	0.91	0.86
Feiyu Technology International Company Ltd.	China	SEHK	0.24	43.9	279	15.9	5.3	2.8	9.0	6.8	NA	10.3	7.6	11.2	4.39	3.83	NA
Group Median						21.4x	14.7x	10.9x	15.0x	11.9x	10.8x	15.9x	12.6x	11.2x	4.68x	3.83x	2.93x
Global Gaming Companies																	
NEXON Co., Ltd.	Japan	TSE	$15.72	92.5%	$5,262	15.0x	14.4x	13.6x	7.8x	7.9x	7.0x	9.6x	9.3x	8.6x	3.38x	3.20x	3.06x
Take-Two Interactive Software Inc.	United States	NasdaqGS	35.75	98.0	2,233	NM	24.6	21.8	NM	6.6	7.9	NM	11.3	8.8	1.54	1.36	1.22
GungHo Online Entertainment, Inc.	Japan	TSE	2.74	65.3	2,024	7.3	8.5	9.1	3.0	3.1	3.2	3.1	3.6	3.6	1.53	1.68	1.74
Square Enix Holdings Co., Ltd.	Japan	TSE	23.60	84.2	1,995	26.9	15.4	13.9	8.9	5.9	5.5	11.7	7.1	6.5	1.32	1.03	1.00
Zynga, Inc.	United States	NasdaqGS	2.71	88.6	1,473	NM	90.3	38.7	NM	NM	NM	NM	NM	NM	1.91	1.90	1.71
DeNA Co., Ltd.	Japan	TSE	15.10	68.1	1,080	18.2	14.2	10.7	3.7	3.3	2.8	5.5	5.8	3.3	0.89	0.88	0.69
GameLoft S.E.	France	ENXTPA	7.03	99.7	566	NM	33.8	33.8	73.6	12.9	11.5	NM	25.8	21.8	2.12	1.82	1.69
Glu Mobile, Inc.	United States	NasdaqGS	2.50	35.8	151	NM	NM	25.0	11.0	NM	8.7	NM	NM	11.0	0.58	0.55	0.47
Group Median						16.6x	15.4x	17.8x	8.3x	6.3x	7.0x	10.6x	10.3x	8.8x	1.53x	1.52x	1.46x
Aggregate Mean						17.9x	26.6x	19.5x	16.2x	9.3x	8.0x	11.2x	15.1x	10.8x	2.90x	2.25x	1.88x
Aggregate Median						17.0x	15.1x	13.9x	8.9x	6.8x	7.9x	9.9x	9.3x	9.0x	1.91x	1.82x	1.70x

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EPS = Earnings per share (or ADS)
Source: Bloomberg, Capital IQ, SEC filings

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DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis – China Gaming Transactions

Selected M&A Transactions Analysis - China Gaming Transactions

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / EBITDA	EV / EBIT	EV / Revenue
11/4/2015	Hangzhou Joyreach Network Technology Co., Ltd.	Owns and develops mobile games	Meisheng Cultural & Creative Corp., Ltd. (SZSE:002699)	$146.8	$146.8	N/A	N/A	N/A	N/A	N/A	1.00x
9/24/2015	Guangzhou Chuangsi Information Technology Limited	Develops Web games, including Lie Yan	Anhui Deli Household Glass Co., Ltd. (SZSE:002571)	$393.5	$131.6	N/A	$27.5	N/A	N/A	14.3x	2.99x
6/29/2015	Kongzhong Corp. (NasdaqGS:KZ)	Provides digital entertainment services for consumers in China	Chairman; IDG Capital Partners	$281.0	$229.2	$38.3	$13.9	16.7%	7.3x	20.2x	1.23x
5/30/2015	Taomee Holdings Ltd. (NYSE:TAOM)	Operates as a children's entertainment and media company in China	Founders; Orient Securities Co., Ltd.	$60.9	$35.6	N/A	N/A	N/A	N/A	N/A	1.71x
5/18/2015	China Mobile Games and Entertainment Group Limited	Develops, operates, and publishes mobile games primarily in China	Orient Hongtai Zhihe (Beijing); ChangJiang Growth Capital Investment Co., Ltd; Beijing HT Capital Investment Management Co., Ltd.	$650.1	$240.4	$51.1	$38.6	21.2%	12.7x	16.8x	2.70x
12/31/2014	Perfect World Co., Ltd.	Engages in the research, development, operation, and licensing of online games primarily in China	Perfect Peony Holding Company Limited	$662.3	$619.2	$112.5	$76.7	18.2%	5.9x	8.6x	1.07x
12/1/2014	Shanghai The Dream Network Technology Co. Ltd.	Provides Web, social and mobile Internet games, and various cross platform gaming services	Fuchun Communications Co., Ltd. (SZSE:300299)	$493.5	$19.4	N/A	N/A	N/A	N/A	N/A	25.45x
12/18/2014	Kingworld (Beijing) Technology Co., Ltd.	Develops online games	New Sports Group Limited (SEHK:299)	$58.0	$5.6	N/A	N/A	N/A	N/A	N/A	10.42x
8/13/2014	Shanghai Douwan Network Technology Co., Ltd.	Develops and operates web games and mobile games	Song Liao Automotive Co., Ltd. (SHSE:600715)	$232.0	$13.4	N/A	$10.0	N/A	N/A	23.3x	17.27x
5/22/2014	Beijing Elex Technology Co., Ltd.	Provides interactive entertainment and Internet Services	Chinese Universe Publishing and Media Co.,Ltd. (SHSE:600373)	$426.6	$991.7	N/A	$13.0	N/A	N/A	32.7x	0.43x
1/17/2014	Shanghai T2 Entertainment Co., Ltd.	Offers online gaming activities and also develops computer gaming software	Zhejiang Century Huatong Group Co., Ltd. (SZSE:002602)	$159.2	$32.8	N/A	$11.6	N/A	N/A	13.7x	4.86x
11/25/2013	Giant Interactive Group, Inc.	Engages in the research and development, and maintenance of online games in China	Management; Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd.	$2,368.3	$380.4	$248.8	$239.5	65.4%	9.5x	9.9x	6.23x
8/31/2013	Shanghai 37wan Network and Technology Co., Ltd.	Offers Web game development operations	Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE:002555)	$1,435.0	N/A	N/A	N/A	N/A	N/A	N/A	N/A
7/22/2013	Guangzhou Yin Han Technology Company Limited	Develops and distributes mobile games	Huayi Brothers Media Corporation (SZSE:300027)	$212.7	N/A	N/A	N/A	N/A	N/A	N/A	N/A
10/25/2012	Beijing Manyougu Information Technology Co., Ltd	Develops and operates web games in China	Chengdu B-ray Media Co.,Ltd. (SHSE:600880)	$237.0	$33.9	N/A	N/A	N/A	N/A	N/A	6.99x
China Mean									**8.9x**	**17.5x**	**6.33x**
China Median									**8.4x**	**15.6x**	**2.99x**

Source: Capital IQ, company filings, press releases

CONFIDENTIAL

19

DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis – International Gaming Transactions

Selected M&A Transactions Analysis - International Gaming Transactions

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / EBITDA	EV / EBIT	EV / Revenue
11/2/2015	King Digital Entertainment plc (NYSE:KING)	Produces and distributes digital games on multiple platforms in the United States, the United Kingdom, Germany, and internationally	Activision Blizzard, Inc. (NasdaqGS:ATVI)	$4,759.4	$2,104.3	$725.7	$712.1	34.5%	6.6x	6.7x	2.26x
7/31/2015	InfiApps Limited	Develops mobile games	Stride Gaming plc (AIM:STR)	$39.2	$13.7	N/A	$3.6	N/A	N/A	10.9x	2.86x
3/13/2015	G-MODE Corporation	Plans, develops, and licenses casual games for mobile phones	Marvelous Inc. (TSE:7844)	$20.6	$8.9	N/A	$2.5	N/A	N/A	8.2x	2.33x
12/4/2014	Sky Betting and Gaming	Provides online betting services	CVC Capital Partners Limited	$1,367.8	$286.1	$81.8	$89.6	28.6%	16.7x	15.3x	4.78x
11/12/2014	Big Fish Games, Inc.	Produces and distributes paid, casual free-to-play, and casino-style games for PCs and mobile devices worldwide	Churchill Downs Inc. (NasdaqGS:CHDN)	$835.0	$308.4	$44.8	$36.8	14.5%	18.6x	22.7x	2.71x
10/14/2014	Diwip Ltd.	Develops social online games for customers worldwide	Imperus Technologies Corp. (TSXV:LAB)	$105.2	$28.4	$14.7	N/A	51.9%	7.2x	N/A	3.71x
9/15/2014	Mojang AB	Develops games	Microsoft Corporation (NasdaqGS:MSFT)	$2,500.0	$326.0	N/A	N/A	N/A	N/A	N/A	7.67x
8/21/2014	Supercell Oy	Develops mobile games for tablets and smartphones	SoftBank Group Corp. (TSE:9984)	$3,373.9	$901.1	$326.4	N/A	36.2%	10.3x	N/A	3.74x
6/30/2014	Digital Extremes Ltd.	Develops video games	Perfect Online Holding Limited; Sumpo Food Holdings Limited (nka:Leyou Technologies Holdings Limited (SEHK:1089))	$120.0	$25.6	N/A	$5.8	N/A	N/A	20.8x	4.68x
1/13/2014	Rational Group Limited	Operates gaming, and related businesses and brands	Amaya, Inc. (TSX:AYA)	$5,211.6	$1,133.4	$420.0	$430.0	37.1%	12.4x	12.1x	4.60x
10/1/2012	gloops, Inc.	Develops and operates social games	NEXON Co., Ltd. (TSE:3659)	$467.6	$304.3	N/A	$75.0	N/A	N/A	6.2x	1.54x
3/15/2012	NDS Group Holdings Limited	Develops and provides solutions for the pay television industry in the United Kingdom	Scientific-Atlanta, LLC	$5,005.0	$989.4	$283.1	$258.7	28.6%	17.7x	19.3x	5.06x
2/15/2012	Ntreev Soft Co., Ltd.	Develops and publishes games	NCsoft Corporation (KOSE:A036570)	$126.5	$48.7	N/A	N/A	N/A	N/A	N/A	2.60x

	EV / EBITDA	EV / EBIT	EV / Revenue
Intl. Mean	12.8x	13.6x	3.73x
Intl. Median	12.4x	12.1x	3.71x
Aggregate Gaming Mean	11.4x	15.4x	5.03x
Aggregate Gaming Median	10.3x	14.3x	3.35x

Source: Capital IQ, company filings, press releases

CONFIDENTIAL

20

DUFF & PHELPS

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Summary

Enterprise Valuation Multiples						Valuation Summary						
Metric	Public Company Range			Public Company Median	Transaction Median	Selected Multiple Range			Company Performance	Enterprise Value Range		
EV / 2016 EBITDA	3.1x	-	25.6x	6.8x	NA	**7.50x**	**-**	**8.50x**	¥465,751	¥3,493,133	-	¥3,958,884
EV / 2017 EBITDA	2.8x	-	16.0x	7.9x	NA	**5.50x**	**-**	**6.50x**	¥649,929	¥3,574,610	-	¥4,224,539
						Concluded Enterprise Value Range				**¥3,534,000**	**-**	**¥4,092,000**
						Implied Per ADS Value Range (USD)				$13.01		$14.79
										Implied Multiples		
EV / LTM EBITDA	2.3x	-	73.6x	8.9x	10.3x				¥254,391	13.9x	-	16.1x
EV / 2016 EBITDA	3.1x	-	25.6x	6.8x	NA				¥465,751	7.6x	-	8.8x
EV / 2017 EBITDA	2.8x	-	16.0x	7.9x	NA				¥649,929	5.4x	-	6.3x
EV / LTM EBIT	3.0x	-	25.0x	9.9x	14.3x				¥201,792	17.5x	-	20.3x
EV / 2016 EBIT	3.6x	-	62.8x	9.3x	NA				¥317,251	11.1x	-	12.9x
EV / 2017 EBIT	3.3x	-	27.8x	9.0x	NA				¥457,429	7.7x	-	8.9x
EV / LTM Revenue	0.58x	-	7.40x	1.91x	3.35x				¥1,565,738	2.26x	-	2.61x
EV / 2016 Revenue	0.55x	-	4.99x	1.82x	NA				¥2,321,768	1.52x	-	1.76x
EV / 2017 Revenue	0.47x	-	4.28x	1.70x	NA				¥2,876,367	1.23x	-	1.42x
P / LTM Earnings	5.3x	-	27.8x	17.0x	NA				¥141,662	28.9x	-	32.8x
P / 2016 Earnings	5.3x	-	90.3x	15.1x	NA				¥267,718	15.3x	-	17.4x
P / 2017 Earnings	2.8x	-	46.8x	13.9x	NA				¥386,169	10.6x	-	12.0x

Note: Balance sheet data and LTM as of September 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL
21
DUFF & PHELPS

Appendix 01 Assumptions, Qualifications, and Limiting Conditions

Assumptions, Qualifications, and Limiting Conditions

If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered.

Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the

Special Committee’s consent:

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps, including the representations made by Company management regarding the Company and the Proposed Transaction in the Management Representation Letter, is complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;

Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants and agreements required to be performed by such party;

Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions.

CONFIDENTIAL 23

Assumptions, Qualifications, and Limiting Conditions

Qualifications – If issued, our Opinion will be qualified by the following:

Duff & Phelps has prepared the Opinion effective as of the date thereof. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company.

Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion or an analysis of the Company’s credit worthiness, or as tax or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.

In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

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Assumptions, Qualifications, and Limiting Conditions

Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state:

The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent.

The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based.

The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, DPS, the Company, and the Special Committee dated June 19, 2015 (the “Engagement Letter”).

The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

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Appendix 02 Summary of Premiums Paid

Summary of Premiums Paid

Premiums Paid—Going Private Transactions

Transactions announced, closed, or effective from January 2012—December 2015

Premium as a % of

One-Day One-Week One-Month

One-Day Number of Prior to Prior to Prior to Prior as a % of Deals Announcement Announcement Announcement

52-Week High Date Date Date

Overall Mean 399 36.3 37.2 41.3 71.5 Overall Median 23.5 25.9 28.0 78.8

Chinese Companies Mean 83 36.9 37.2 43.4 65.8 Chinese Companies Median 23.4 27.1 29.2 68.3

US-Listed Chinese Companies Mean 73 37.1 37.1 43.4 65.5 US-Listed Chinese Companies Median 23.4 27.1 29.4 66.7

iDreamSky Technology Limited (3.8) 33.3 67.3 56.1

Premiums Paid—Gaming and Entertainment Softw are Change of Control Transactions

Transactions announced, closed, or effective from January 2012—December 2015

Premium as a % of

One-Day One-Week One-Month

One-Day Number of Prior to Prior to Prior to Prior as a % of Deals Announcement Announcement Announcement

52-Week High Date Date Date

Overall Industry Mean 24 33.5 35.5 45.0 53.6 Overall Industry Median 25.7 23.6 30.1 55.9

Chinese Companies Mean 7 18.5 27.8 29.9 67.4 Chinese Companies Median 18.5 27.8 29.9 67.4

iDreamSky Technology Limited (3.8) 33.3 67.3 56.1

Note: Excludes negative premiums. Source: Capital IQ

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